EXHIBIT 10.7

                     MANAGEMENT AND CONSULTING AGREEMENT

          MANAGEMENT AND CONSULTING AGREEMENT, dated as of February 23, 1999 (this "Agreement"), among ASBURY AUTOMOTIVE ARKANSAS L.L.C., a Delaware limited liability company (the "Company"), McLARTY COMPANIES, INC., an Arkansas corporation (the "Consulting Firm"), ASBURY AUTOMOTIVE GROUP L.L.C., a Delaware limited liability company ("Asbury Group") and Thomas F. McLarty, III ("Consultant").

                             W I T N E S S E T H :
                             -------------------

          WHEREAS, the Company owns and operates certain retail motor vehicle dealerships located in the State of Arkansas (the "Business");

          WHEREAS, the Company desires to retain the management and consulting services of Consultant, and Consultant desires to provide such services, in each case on the terms and conditions set forth in this Agreement;

          WHEREAS, Asbury Group desires to retain the consulting services of Consultant, and Consultant desires to provide such services, in each case on the terms and conditions set forth in this Agreement; and

          WHEREAS, the Consultant, as an employee of the Consulting Firm, desires to provide its services as aforesaid as an employee of the Consulting Firm, and the Consulting Firm desires to provide to the Company and Asbury Group the services of the Consultant;

          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and for other good and valuable consideration, the parties hereto hereby agree as follows:

          1. Agreements to Retain. (a) Upon the terms and subject to the conditions of this Agreement, the Company hereby retains the Consulting Firm for the purpose of causing Consultant to provide management and consulting services to the Company, and Consultant and the Consulting Firm hereby each accepts the terms of retainer herein by the Company.

          (b) Upon the terms and subject to the conditions of this Agreement, Asbury Group hereby retains the Consulting Firm for the purpose of causing Consultant to provide consulting services to Asbury Group, and Consultant and the Consulting Firm each hereby accepts the terms of retainer herein by Asbury Group.


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          2. Term; Services to be Provided. (a) Term of Agreement. The term of this Agreement shall commence on the date of this Agreement (the "Effective Date"), and shall remain in effect for an initial term expiring on the third anniversary of the Effective Date (the "Initial Term"); provided, that this Agreement may be sooner terminated with respect to the consulting and management arrangements among the Company, the Consulting Firm and Consultant (the "Company Arrangements"), or with respect to the consulting arrangements among Asbury Group, the Consulting Firm and Consultant (the "Asbury Arrangements") (or both), pursuant, in each case, to the applicable provisions of Section 6 hereof. After the Initial Term, this Agreement may be renewed for additional one-year terms (each, an "Extended Term") upon the mutual written consent, in the case of the Company Arrangements, of the Company, the Consulting Firm and Consultant, and in the case of the Asbury Arrangements, of Asbury Group, the Consulting Firm and Consultant. The period of time between the Effective Date and the termination of this Agreement pursuant to its terms is herein referred to, with respect to the Company Arrangements, as the "Company Term," and with respect to the Asbury Arrangements, as the "Asbury Term."

          (b) Services to be Provided. (i) During the Company Term, the Consulting Firm will cause the Consultant to provide, and Consultant agrees to provide, to the Company, and, at the Company's request, to any direct or indirect subsidiary of the Company, consulting and management services equivalent to those services that would be provided by a chief executive officer of a corporation under the Delaware General Corporation Law (including, without limitation, those services described in Sections 3.3(b) and 3.4(d) of the First Amended and Restated Limited Liability Company (the "LLC Agreement"), dated as of the date hereof), and in addition, such other services as may be determined from time to time by or under the authority of the Board of Directors of the Company (the "Company Board"). All such services will be referred to as the "Company Services." The Consulting Firm will cause Consultant, and Consultant agrees, to devote his skill, knowledge and working time sufficient to conscientiously perform the Company Services to his best ability, subject to the arrangements described in the following sentence. The Company acknowledges that Consultant is engaged in various business and other interests that require his time, effort and attention and that Consultant will continue to participate in these interests and others which require his time, effort and attention.

          (ii) During the Asbury Term, the Consulting Firm will cause the Consultant to provide, and Consultant agrees to provide, to Asbury Group, consulting services as may be determined from time to time by or under the authority of the Board of Directors of Asbury Group (the "Asbury Board"), which shall include, without limitation, acting as an ongoing intermediary between Asbury Group and automobile manufacturers. All such services will be referred to as the "Asbury Services". The Consulting Firm will cause Consultant, and Consultant agrees, to devote his skill, knowledge and working time


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sufficient to conscientiously perform the Asbury Services to his best ability, subject to the arrangements described in the last sentence of Section 2(b)(i), provided that in the event there is a conflict between the Asbury Services and the Company Services, the Company Services shall take precedence.

          (iii) Each of the Consulting Firm and Consultant hereby represents that this Agreement and compliance by Consultant with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which either Consultant or the Consulting Firm is a party or by which he or it may be bound.

          (iv) Authority of Consultant. Each of the relationships of each of the Consulting Firm and Consultant to the Company and Asbury Group (and to their respective affiliates) is that of an independent contractor, and nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment arrangement. The Consulting Firm will cause Consultant, and Consultant agrees, to discharge all obligations under federal, state, local or foreign law, regulation or order now or hereafter in force arising out of its or his provision of services hereunder. Consultant (but not the Consulting Firm) shall have the power and authority to enter into contracts in the name of, and on behalf of, the Company or any of its subsidiaries as if he were an authorized officer of the Company. Neither the Consulting Firm nor Consultant shall have the power or authority to enter into contracts in the name of, or on behalf of, Asbury Group or any of its affiliates, except as may be expressly stated in a written delegation of such power or authority from Asbury Group.

          3. Consulting Fees. (a) In consideration for all Company Services to be rendered by Consultant to the Company, the Company shall pay to the Consulting Firm during the Company Term the fees provided in this Section 3(a).

          (i) Cash Compensation. The Company shall pay the Consulting Firm an annual consulting fee of $125,000 ("Company Consulting Fee"), payable in arrears in equal monthly installments.

          (ii) Incentive Compensation. The Company shall pay the Consulting Firm an additional annual consulting fee, based on the performance of Consultant for any calendar year, in an amount that the Company Board shall in its sole discretion determine has been earned by Consultant on behalf of the Consulting Firm during such year. In addition, Consultant shall be entitled to participate in any stock option or similar program of the Company, if adopted, provided that applicable law would permit the participation of Consultant in such stock option or similar program.


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          (b) In consideration for all Asbury Services to be rendered by
Consultant to Asbury Group, Asbury Group shall pay to the Consulting Firm during the Asbury Term an annual fee of $50,000 ("Asbury Fee"), payable in arrears in equal monthly installments.

          4. Benefits. During the Company Term and the Asbury Term, Consultant, as an independent contractor, will not be permitted to participate in any of the life insurance, medical insurance, disability insurance and other benefits that may be provided to employees of the Company or Asbury Group from time to time.

          5. Expenses. (a) The Company shall reimburse the Consulting Firm for reasonable travel, lodging and meal expenses incurred by Consultant in connection with his performance of the Company Services upon submission of evidence, satisfactory to the Company Board, of the incurrence and purpose of each such expense.

          (b) Asbury Group shall reimburse the Consulting Firm for reasonable travel, lodging and meal expenses incurred by Consultant in connection with his performance of the Asbury Services upon submission of evidence, satisfactory to the Asbury Board, of the incurrence and purpose of each such expense.

          6. Termination of Agreement. (a) Termination Due to Death or Disability. Consultant's provision of Company Services and Asbury Services shall automatically terminate upon his death or Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental disability or infirmity that prevents the performance by Consultant of his duties hereunder lasting (or likely to last, based on competent medical evidence presented to the Company Board and the Asbury Board) for a continuous period of six months or longer. The reasoned and good faith judgment of the Company Board as to Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by Consultant or by any physician or group of physicians or other competent medical experts employed by Consultant or the Company to advise the Company Board.

          (b) Termination for Cause. (i) Consultant's provision of Company Services may be terminated for "Cause" by the Company Board.

          (ii) Consultants provision of Asbury Services may be terminated for "Cause" by the Asbury Board.

          (iii) "Cause", with respect to the termination of the Company Services or the Asbury Services, shall mean (A) the willful failure by Consultant to substantially perform his duties with respect to the Company or Asbury Group, as the case may be, and continuance of such failure for more than 20 days after the Company or Asbury Group, as


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applicable, notifies Consultant and the Consulting Firm in writing that
Consultant is failing to substantially perform his duties, which writing shall specify in reasonable detail sufficient to inform Consultant and the Consulting Firm of the duties that Consultant is alleged to have failed to substantially perform and the actions required to cure such failure, (B) Consultant's engaging in serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is injurious to the Company or Asbury Group, as applicable, or any of their respective affiliates or subsidiaries, (C) Consultant's conviction of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude, or (D) the breach by Consultant of any written covenant or agreement with the Company or Asbury Group, as applicable, or any of their respective affiliates not to disclose any information pertaining to the Company or Asbury Group, as applicable, or any of their respective affiliates or not to compete or interfere with the Company or Asbury Group, as applicable, or any of their respective affiliates, including without limitation the covenants set forth in Sections 7, 8, 9 and 10 hereof.

          (c) Termination Without Cause. (i) Consultant's provision of Company Services may be terminated "Without Cause" by the Company Board.

          (ii) Consultant's provision of Asbury Services may be terminated "Without Cause" by the Asbury Board.

          (iii) A termination "Without Cause" shall mean, with respect to the termination of the Company Services of the Asbury Services, a termination of Company Services or Asbury Services by the Company Board or the Asbury Board, as applicable, other than due to death or Disability as described in Section 6(a) or Cause as defined in Section 6(b).

          (d) Termination by Consultant. (i) Consultant may terminate his provision of Company Services for "Good Reason".

          (ii) Consultant may terminate his provision of Asbury Services for "Good Reason".

          (iii) "Good Reason" shall mean, with respect to the termination of the Company Services or the Asbury Services, a termination by Consultant of his provision of Company Services or Asbury Services, as applicable, within 30 days following (A) any material diminution by the Company Board or the Asbury Board, as applicable, in Consultant's duties, except in connection with termination of Consultant's provision of services for Cause as provided in
Section 6(b) or death or Disability as provided in Section 6(a), (B) any requirement by the Company Board or the Asbury Board, as applicable, that Consultant be based outside of the State of Arkansas or (C) the failure of the Company or Asbury Group, as applicable, timely to pay Consultant's or the


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Consulting Firm's fees or benefits, provided that (x) Consultant shall have given the Company or Asbury Group, as applicable, written notice of the circumstances constituting Good Reason and the Company or Asbury Group, as applicable, shall have failed to cure such circumstances within 20 days, and
(y) Consultant shall not have caused the occurrence constituting Good Reason through the exercise of his authority as a consultant to the Company or Asbury Group, as applicable.

          (e) Notice and Effect of Termination. Any termination of Consultant's provision of Company Services or Asbury Services, as applicable, by the Company Board or the Asbury Board, as applicable, pursuant to Section 6(a) (in the case of Disability), 6(b) or 6(c), or by Consultant pursuant to
Section 6(d), shall be communicated by a written "Notice of Termination" addressed to Consultant and the Consulting Firm, the Company or Asbury Group, as appropriate. A "Notice of Termination" shall mean, with respect to the Company or Asbury Group, as applicable, a notice stating that Consultant's provision of Company Services or Asbury Services, as applicable, has been or will be terminated, indicating the specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the provision of such services. At any time that the Consultant's provision of Company Services or Asbury Services is terminated, the Consulting Firm's obligation with respect to such services shall also be terminated.

          (f) Payments Upon Certain Terminations of the Provision of Company Services.

          (i) Termination Without Cause or for Good Reason. (A) In the event of a termination of Consultant's provision of Company Services by the Company Board Without Cause or a termination by Consultant of the provision of Company Services for Good Reason, in either case, prior to the last day of the Company Term, the Company shall pay to the Consulting Firm (x) a lump sum in an amount equal to the Company Board's good faith determination of the present values of the Remaining Fee Amounts (as defined below), as of the date of such lump sum payment, calculated using a discount rate equal to the then prevailing interest rate payable on senior indebtedness of an issuer rated "B" by Moody's Investors Service or Standard & Poor's (or the then-equivalent rating) having a term as close as practicable to the period from the date of termination of the provision of Company Services through the last day of the Company Term, plus (y) any additional performance-based fee for the portion of the calendar year preceding Consultant's Date of Termination (as defined in Section 6(h)) as the Company Board in its discretion determines to have been earned by Consultant. "Remaining Fee Amounts" means the Company Consulting Fees that would have been payable, monthly in arrears, between the date on which Notice of Termination is


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     given as contemplated by Section 6(e) or, if no such Notice is given, the date of termination of the provision of Company Services (the "Notice Date"), and the last day of the Company Term, assuming no increase in the Company Consulting Fee from the rate in effect immediately prior to the Date of Termination.

          (ii) Termination Upon Death or Disability. If Consultant's provision of Company Services shall terminate upon his death or Disability, the Company shall pay the Consulting Firm two times the full Company Consulting Fee at the annual rate in effect immediately prior to the Date of Termination, plus any additional performance-based fee for the portion of the calendar year preceding the Date of Termination as the Company Board in its discretion determines to have been earned by Consultant.

          (iii) Termination for Cause or Voluntary Termination by Consultant. If the Company Board shall terminate Consultant's provision of Company Services for Cause or if Consultant shall voluntarily terminate his provision of Company Services for other than Good Reason, the Consulting Firm shall be paid the Company Consulting Fee through the Date of Termination at the annual rate in effect immediately prior to the Date of Termination, provided that the Consulting Firm shall not be paid any additional performance-based fees for the portion of the calendar year preceding the Date of Termination.

          (g) Payments Upon Certain Terminations of the Provision of Asbury Services.

          (i) Termination Without Cause or for Good Reason. In the event of a termination of Consultant's provision of Asbury Services by the Asbury Board Without Cause, or upon Consultant's death or Disability, or in the event of a termination by Consultant of the provision of Asbury Services for Good Reason, in any case prior to the last day of the Asbury Term, no later than twenty
(20) days following the Date of Termination, Asbury Group shall pay to the Consulting Firm in a single lump sum, the full Asbury Fee as set forth in
Section 3(b) for the year in which such termination occurred.

          (ii) Termination for Cause or Voluntary Termination by Consultant. In the event of a termination of Consultant's provision of Asbury Services by the Asbury Board for Cause or in the event of a voluntary termination by Consultant of the Asbury Services other than for Good Reason, in any case prior to the last day of the Asbury Term, no later than twenty (20) days following the Date of Termination, Asbury Group shall pay to the Consulting Firm in a single lump sum, a pro rated portion of the Asbury Fee as set forth in Section 3(b) for the year in which such termination occurred.


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          (h) Date of Termination. As used in this Agreement, the term "Date of Termination" with respect to the Company or Asbury Group, as applicable, shall mean (i) if Consultant's provision of Company Services or Asbury Services is terminated by his death, the date of his death, (ii) if Consultant's provision of Company Services or Asbury Services is terminated by the Company Board or Asbury Board, as applicable, for Cause or by Consultant for Good Reason, the later of the date on which (x) the Notice of Termination is given as contemplated by Section 6(e) and (y) the lapsing of the cure period described in Section 6(b) or 6(d), as applicable, and (iii) if Consultant's provision of Company Services or Asbury Services is terminated by the Company Board or Asbury Board, as applicable, Without Cause, due to Consultant's Disability or otherwise, whether or not Notice of Termination is given, 30 days after the date of termination of such services.

          7. Covenant Not to Compete. (a) So long as Consultant's provision of Company Services or Asbury Services hereunder shall continue, or as otherwise expressly consented to, approved or otherwise permitted by the Company in writing, and to the fullest extent permitted under applicable law, Consultant shall not, directly or indirectly engage in, participate in, represent in any way or be connected with, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder (except for the ownership of a less than 5% stock interest in a publicly traded corporation) or otherwise, any business similar to the Business (as defined in the Exchange Agreement, dated as of August 4, 1998 (as amended by Amendment No. 1, dated as of February 23, 1999, the "Exchange Agreement"), among Consultant, the Company and the other persons named therein) within the State of Arkansas or within 80 miles of any business owned or controlled by the Company, Asbury Group or any of their respective affiliates; or

          (b) If the Consultant's provision of Company Services and Asbury Services hereunder is terminated, the following provisions shall apply:

          (i) The provisions of Section 7(a) shall continue in effect for the longer of five years after the Effective Date and two years after the final Date of Termination;

          (ii) During the period described under Section 7(b)(i), Consultant shall disclose in writing to the Company the name, address and type of business conducted by any proposed employer or contractor of Consultant within ten business days of commencing employment (or independent contract work) with such new employer or contractor. In addition, during the period described under Section 7(b)(i), but only to the extent that Consultant is entitled to and requests a payment under clause (iii) of this Section 7(b), Consultant shall promptly inform the Company in writing of receipt of any amount, up to an


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     amount equal to one hundred percent (100%) of the sum of the Company
     Consulting Fee and the Asbury Fee (the "Consulting Fees") per annum, described in subclause (iii)(y) below; and

          (iii) In the event of a termination of Consultant's provision of Company Services and Asbury Services (A) pursuant to Section 6(b) or (B) voluntarily by Consultant for any reason other than Good Reason or (C) due to expiration of both the Company Term and the Asbury Term and any extensions thereof, so long as this Section 7(b) shall apply, the Company shall pay Consultant on an annual basis the excess of (x) an amount equal to one hundred percent (100%) of the Consulting Fees over (y) the total compensation (whether received as salary, consulting fee or otherwise and calculated on a pre-tax basis) accrued, earned or received by Consultant from any new employer, client or contractor during such period, provided that such excess shall be payable monthly in arrears, provided further, that the Company shall consider the amount described in clause (iii)(y) above to be at least one hundred percent (100%) of the Consulting Fees unless and until Consultant otherwise notifies the Company in writing;

provided, however, that the Company may at any time, in its sole discretion, terminate all obligations imposed on the Company and Consultant under this
Section 7 by written notice to Consultant, provided further, however, that any such termination shall not terminate any other non-competition agreement between the Company or its affiliates (including Asbury Group) and Consultant, provided further, that notwithstanding such termination the Company shall continue to make any and all payments required by Section 6(f) hereunder. Consultant shall be under no obligation to accept any employment during the period for which Consultant receives continued payments pursuant to Section 7(b)(iii) or to otherwise attempt to mitigate the payment of such amounts by the Company and the Company waives any right to allege that Consultant has any duty to mitigate the payment of such amounts.

          8. Unauthorized Disclosure. (a) During and after the Company Term and the Asbury Term, without the written consent of the Company Board or the Asbury Board, as applicable, or a person authorized thereby, (i) Consultant shall not disclose to any person (other than an employee or director of the Company or Asbury Group, as applicable, or their respective affiliates, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Consultant of his duties under this Agreement) or use to compete with the Company or Asbury Group, as applicable, or any of their respective affiliates any confidential or proprietary information, knowledge or data that is not theretofore publicly known and in the public domain obtained by him while providing Company Services or Asbury Services, as applicable, with respect to the Company or Asbury Group, as applicable, or any of their respective affiliates or with respect to any products, improvements, customers, methods of


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distribution, sales, prices, profits, costs, contracts (including, without limitation the terms and provisions of this Agreement), suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of the Company or Asbury Group or any of their respective affiliates (collectively, "Proprietary Information" of the Company or Asbury Group, as applicable), and (ii) Consultant shall use best efforts to keep confidential any such Proprietary Information and to refrain from making any such disclosure, in each case except as may be required by law or as may be required in connection with any judicial or administrative proceedings or inquiry.

          (b) The covenant contained in this Section 8 shall survive the termination of Consultant's provision of Company Services or Asbury Services, as applicable, and shall be binding upon Consultant's heirs, successors and legal representatives.

          9. Non-Solicitation of Employees. During the period commencing on the Effective Date and ending on the date that is the later of five years after the Effective Date and two years after the final Date of Termination (the "Non-Solicitation Restriction Period"), Consultant shall not, directly or indirectly, for his own account or the account of any other person or entity with which he shall become associated in any capacity or in which he shall have any ownership interest, (a) solicit for employment or employ any person who, at any time during the preceding 12 months, is or was employed by or otherwise engaged to perform services for the Company or Asbury Group, or any of their respective affiliates, regardless of whether such employment or engagement is direct or through an entity with which such person is employed or associated, or otherwise intentionally interfere with the relationship of the Company or Asbury Group, or any of their respective affiliates with any person or entity who or which is at the time employed by or otherwise engaged to perform services for the Company or Asbury Group, as applicable, or any such affiliate or (b) induce any employee of the Company or Asbury Group, or any of their respective affiliates to engage in any activity which Consultant is prohibited from engaging in under Sections 7, 8, 9 and 10 hereof or to terminate his or her employment with the Company or Asbury Group, as applicable, or such affiliate.

          10. Return of Documents. In the event of the termination of Consultant's provision of Company Services or Asbury Services for any reason, Consultant will deliver to the Company or Asbury Group, as applicable, all documents and data of any nature pertaining to his work with the Company or Asbury Group, as applicable, and their respective affiliates, and he will not take with him any documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Proprietary Information.

          11. Injunctive Relief with Respect to Covenants. Consultant acknowledges and agrees that the covenants and obligations of Consultant with respect to


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                                                                            11
non-competition, non-disclosure, non-solicitation, confidentiality and the property of the Company or Asbury Group, as applicable, and their respective affiliates relate to special, unique and extraordinary matters and that, notwithstanding any other provision of this Agreement to the contrary, a violation of any of the terms of such covenants and obligations will cause the Company or Asbury Group, as applicable, and their respective affiliates irreparable injury for which adequate remedies are not available at law. Therefore, Consultant expressly agrees that the Company or Asbury Group, as applicable, and their respective affiliates (which shall be express third-party beneficiaries of such covenants and obligations) shall be entitled to an injunction (whether temporary or permanent), restraining order or such other equitable relief (including the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain
Consultant from committing any violation of the covenants and obligations contained in Sections 7, 8, 9 and 10 hereof. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company or Asbury Group or any such affiliate may have at law or in equity. Further, Consultant represents that his experience and capabilities are such that the provisions of Sections 7, 8, 9 and 10 hereof will not prevent him from earning his livelihood.

          12. Entire Agreement. Except as otherwise expressly provided herein, this Agreement, the Exchange Agreement and the LLC Agreement constitute the entire agreements among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including those made to or with Consultant or the Consulting Firm by any other person or entity) are merged herein and superseded hereby.

          13. Indemnification. The Company agrees that Consultant shall be an "indemnified representative" for purpose of Article VII of the LLC Agreement.

          14. Miscellaneous. (a) Binding Effect. This Agreement shall be binding on and inure to the benefit of the Company, Asbury Group and their respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Consultant and his heirs, executors, administrators and legal representatives. If Consultant's provision of Company Services or Asbury Services is terminated by reason of his death, all amounts payable by the Company or Asbury Group pursuant to Section 6(f)(ii) or 6(g)(i) (or if Consultant shall die after the provision of all service hereunder has terminated, any remaining amount payable by the Company pursuant to Section 6(f)(i)) shall be paid in accordance with the terms of this Agreement to Consultant's devisee, legatee, or other designee or, if there be no such designee, to his estate.

          (b) Governing Law. (i)(A) THIS AGREEMENT (EXCEPT AS PROVIDED FOR IN
SECTION 14(b)(i)(B) BELOW) SHALL BE GOVERNED BY


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AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARKANSAS WITHOUT
REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS THEREUNDER. SUBJECT TO SECTION 14(b)(i)(B), ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN ANY UNITED STATES FEDERAL COURT SITTING IN THE STATE OF ARKANSAS OR ANY OTHER COURT OF APPROPRIATE JURISDICTION SITTING IN THE STATE OF ARKANSAS, AS THE PARTY BRINGING SUCH SUIT MAY ELECT IN ITS SOLE DISCRETION, AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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

          (ii) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (X) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (Y) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (Z) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(b).

          (c) [RESERVED]

          (d) Amendments. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by both the Company Board and the Asbury Board or a person authorized thereby and is agreed to in writing by Consultant, the consulting firm and such officers or agents of the Company and Asbury Group as may be specifically designated by the Company Board and the Asbury Board, as applicable. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

          (e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

          (f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first- class postage prepaid and return receipt requested,
(iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

          (A) if to the Company, to it:

              c/o Asbury Automotive Group L.L.C.
              One Tower Bridge
              Suite 1440

              Conshohocken, Pennsylvania 19428

              Attention: Thomas R. Gibson
              Telephone: (610) 260-9800
              Fax: (610) 260-9804

              -and to-

              Ripplewood Holdings L.L.C.
              One Rockefeller Plaza, 32nd Floor
              New York, New York 10020
              Attention: Timothy C. Collins
              Telephone: (212) 582-6700
              Fax: (212) 582-4110

          (B) if to Consultant or the Consulting Firm, to him or it:

              McLarty Companies, Inc.
              P.O. Box 25511
              Little Rock, AR 72221
              Attention: Thomas F. McLarty, III
              ---------
              Telephone:
              Fax:

with a copy to:

             Wright, Lindsey & Jennings
             200 West Capital Avenue
             Suite 2200
             Little Rock, AR 72201-3699

             Attention: Kevin W. Kennedy, Esq.
             Telephone: (501) 212-1394
             Fax: (501) 376-9442

Copies of any notices or other communications given under this Agreement shall also be given to:

             Debevoise & Plimpton
             875 Third Avenue
             New York, New York 10022
             Attention: Robert F. Quaintance, Jr., Esq.
             Telephone: (212) 909-6451
             Fax: (212) 909-6836

          (g) Survival. In the event Consultant's provision of Company Services but not Asbury Services is terminated, Sections 1(b), 2(a), 2(b)(ii), 2(b)(iii), 2(b)(iv), 3(b), 4, 5(b), 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of the provision by Consultant of the Company Services. In the event Consultant's provision of Asbury Services but not Company Services is terminated, Sections 1(a), 2(a), 2(b)(i), 2(b)(iii), 2(b)(iv), 3(a), 4, 5(a), 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of the provision by Consultant of the Asbury Services. In the event Consultant's provision of both Company Services and Asbury Services is terminated, Sections 7, 8, 9, 10, 11, 12, 13, 14 and, if Consultant's provision of Company Services and Asbury Services terminates in a manner giving rise to a payment under Section 6(f), Section 6(f) shall survive the termination of this Agreement and the termination of the provisions of such services by Consultant.

          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          (i) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

          (j) Consultant's Recusal. Consultant shall recuse himself from all deliberations of the Company Board and its Managing Member and the Asbury Board regarding this Agreement, Consultant's provision of services hereunder or related matters.

          IN WITNESS WHEREOF, each of the Company, Asbury Group and the Consulting Firm has duly executed this Agreement by its authorized representative and Consultant has hereunto set his hand, in each case effective as of the date first above written.

                                     ASBURY AUTOMOTIVE ARKANSAS L.L.C.


                                     By:
                                         /s/ Brian E. Kendrick
                                        ---------------------------------
                                          Name:  Brian E. Kendrick
                                          Title: President & Chief Executive
                                                  Officer


                                     ASBURY AUTOMOTIVE GROUP L.L.C.


                                     By:
                                        ---------------------------------
                                          Name:
                                          Title:


                                     McLARTY COMPANIES, INC.


                                     By:

                                        ---------------------------------
                                          Name:
                                          Title:


                                     THOMAS F. McLARTY, III, as Consultant


                                      /s/ THOMAS F. McLARTY, III
                                     -------------------------------------